Exhibit 99.1

FOR IMMEDIATE RELEASE

SUPERVALU PROMOTES PETE VAN HELDEN TO EXECUTIVE VICE PRESIDENT AND PRESIDENT, RETAIL WEST

MINNEAPOLIS, May 24, 2007 – SUPERVALU (NYSE: SVU) announced today at its annual meeting of shareholders that its Board of Directors has promoted Pete Van Helden to executive vice president and president, Retail West.

Van Helden most recently served as senior vice president and president, Retail West. He is responsible for SUPERVALU’s retail operations in Southern California, Nevada and Intermountain West.

“Pete has been and will continue to be instrumental in sustaining SUPERVALU’s transformation into a retail powerhouse,” said Jeff Noddle, SUPERVALU chairman and CEO. “Pete’s promotion signifies our commitment to our western operations.”

Van Helden joined SUPERVALU through the company’s 2006 acquisition of Albertsons, where he was president and chief executive officer of Albertsons’ California Food Division, and brings a wealth of industry experience and expertise to his position. During his 27-year tenure at Albertsons, Van Helden held a variety of leadership positions including operations, merger integration and dual branding. As the head of Albertsons’ California Food division, he oversaw a business unit comprising more than 500 stores and 41,000 associates encompassing all Albertsons banner stores in the state. Prior to this position, he was president of the company’s Jewel-Osco division, which holds the number-one market position in the Chicago market.

Van Helden holds a bachelor of arts degree in business management from the University of Phoenix.

About SUPERVALU

SUPERVALU INC. is one of the largest companies in the United States grocery channel with annual sales of more than $40 billion. SUPERVALU holds leading market share positions across the U.S. with its approximately 2,500 retail grocery locations. Through SUPERVALU’s nationwide supply chain network, the company provides distribution and related logistics support services to more than 5,000 grocery endpoints across the country. SUPERVALU currently has approximately 200,000 employees. For more information visit www.supervalu.com

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Contacts:

Haley Meyer (Media)

952 828 4786

Haley.meyer@supervalu.com

Yolanda Scharton (Investors)

952 828 4540

Yolanda.scharton@supervalu.com